EXHIBIT 10.49
                                     [LOGO]

                                                                  March 25, 1997

Warren Nelson
Shell's Seafood Restaurants, Inc.
16313 N. Dale Mabry
Suite 100
Tampa, FL 22318

Re: Equipment Lease Proposal ("Proposal")

Dear Nelson:

Captec Financial Group, Inc. ("Captec") is pleased to present the following Proposal to you:

LESSEE:                  Shell's Seafood Restaurants, Inc.
                         16313 N. Dale Mabry
                         Suite 100
                         Tampa, FL 33618
                         Telephone: (813)961-0944
                         Fax: (813)960-9059

EQUIPMENT:               Equipment, Signage and P.O.S. System for three shell's
                         Restaurants to be located in Florence, Kentucky;
                         Tallahassee, Florida and Middletown, Ohio.

EQUIPMENT COST:          Not to exceed four Hundred Eighty Thousand Dollars
                         ($480,000), which is estimated to cover 100% of Equipment cost, normal freight and installation.

LEASE TERM:              Lessee will enter into Captec's standard form of Lease
                         for a term of Sixty (60) months.

RENT: Monthly rent equal to four hundred and fifty basis points (450 bps) over comparable term United States Treasury Notes of the amount funded under the Lease will be due and payable monthly in advance by electronic funds transfer. Today's Treasury Note rate is 6.59%.

OPTION TO PURCHASE:      At the end of the term of the Lease, the Lessee may
                         acquire the Equipment for Fair Market Value, not to exceed Ten Percent (10%) of the original cost.

FEES AND EXPENSES:       Lessee will be required to pay all costs, fees and
                         expenses incidental to the transaction, including UCC search and filing fees.

                                       2

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GOOD FAITH DEPOSIT:      Upon execution of this Proposal by the Lessee, a Good
                         Faith Deposit in an amount equal to Two Thousand Four Hundred Dollars ($2,400) is due and payable. Commitment Fee of one percent (1%) of the maximum Equipment Cost will be due and payable to Captec upon acceptance of the Commitment Letter. The Good Faith Deposit will be applied as a credit against the amount due and owing for the Commitment Fee. Captec will refund the Good Faith Deposit, less Captec's out of pocket expenses, in the event that a Commitment Letter is not issued by Captec.

     This Proposal is an expression of interest to enter into an equipment lease with the Lessee on the general terms noted above. This Proposal does not constitute or create a legally binding obligation of either party. Captec's decision to enter into an equipment lease is subject to Lessee's completion of a credit application package, Captec's completion of its credit review process, the issuance and acceptance of a Commitment Letter, and Lessee's complying with the terms and conditions of the Commitment Letter. This Proposal expires as of April 15, 1997. Captec will initiate its credit review process upon return of this Proposal and the Good Faith Deposit.

     Please acknowledge your desire to proceed by executing and returning one copy of this Proposal along with the Good Faith Deposit of Two Thousand Four Hundred Dollars ($2,400) before April 3, 1997.


                                        CAPTEC FINANCIAL GROUP, INC.

                                        By: /s/ KEN S. MILNE (M.T.D)
                                           -------------------------
                                             Ken S. Milne
                                        Its: Regional Vice

Shell's Seafood Restaurants, Inc.

By: /s/ WARREN R. NELSON
   ---------------------
Its: Vice President of Finance & CFO

Date: 4/10/97